Exhibit 10.34

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of September 17, 2010, by and between Citibank, N.A., a national banking association (“CBNA”), and Discover Bank, a Delaware banking corporation (“Buyer” and, together with CBNA, the “Parties”).

RECITALS

WHEREAS, Buyer, Academy Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Buyer (“Acquisition Sub”), and The Student Loan Corporation, a Delaware corporation (the “Company”), are executing an Agreement and Plan of Merger, dated as of the date of this Agreement (including the exhibits, schedules and annexes thereto, the “Merger Agreement”), providing for, among other things the Merger;

WHEREAS, concurrently with the execution of the Merger Agreement, the Company, CBNA, Citibank (South Dakota) National Association (“CSD”) and SLC Student Loan Receivables I, Inc., a Delaware corporation (“Depositor”), have executed an Asset Purchase Agreement, dated as of the date of this Agreement, providing for the CBNA Transaction;

WHEREAS, CBNA, SLM Corporation, a Delaware corporation (“FFELP Buyer Parent”), the Company, CSD, Depositor, Bull Run 1 LLC, SLM Education Credit Finance Corporation and Sallie Mae, Inc. (“FFELP Buyer Subsidiary”) have executed an Asset Purchase Agreement, dated as of the date of this Agreement (including the exhibits, schedules and appendices thereto, the “FFELP Transaction Agreement”), providing for the FFELP Transaction; and

WHEREAS, as a condition to entering into the Merger Agreement, Buyer and Acquisition Sub are requiring that CBNA enter into this Agreement to provide for certain indemnification rights and obligations on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General Terms. For purposes of this Agreement, capitalized terms used but not defined in this Agreement have the respective meanings set forth in the Merger Agreement.

Section 1.2 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Acquisition Sub” shall have the meaning set forth in the Recitals.

(b) “Administration Agreements” shall mean each of the Administration Agreements entered into among an Other Securitization Trust, the Depositor, and the Company, in its capacity as Administrator, and, if applicable, in its capacity as Servicer, as such agreements may be amended or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Company agrees to perform certain administrative duties on behalf of such Other Securitization Trust.

(c) “Administrator” shall mean the Company, in its capacity as administrator with respect to the Securitization Trusts and Other Securitization Trusts, and its permitted successors and assigns.

(d) “Agreement” shall have the meaning set forth in the Preamble.

(e) “Buyer” shall have the meaning set forth in the Preamble.

(f) “Buyer Fundamental Representations” shall mean the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3 and Section 5.7 of the Merger Agreement.

(g) “Buyer Indemnified Parties” shall have the meaning set forth in Section 2.2.

(h) “CBNA” shall have the meaning set forth in the Preamble.

(i) “CBNA Assumed Liabilities” shall mean all of the Liabilities of the Company and its Subsidiaries other than the Retained Liabilities and the FFELP Assumed Liabilities.

(j) “CBNA Indemnified Parties” shall mean CBNA and its Affiliates and each of its and their respective Representatives. For the avoidance of doubt, “CBNA Indemnified Parties” do not include the Company or its Subsidiaries from and after the Closing.

(k) “Company” shall have the meaning set forth in the Recitals.

(l) “Company Fundamental Representations” shall mean the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.15(c) and Section 4.23 of the Merger Agreement.

(m) “Company Group” shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor).

(n) “Conduit Administrator” shall mean The Bank of New York Mellon, a New York banking corporation, in its capacity as administrator to the Conduit Program.

(o) “Conduit Lender” shall mean Straight-A Funding, LLC, a limited liability company organized under the laws of the State of Delaware.

(p) “Conduit Program” shall mean the loan facility provided by the Conduit Lender to the Funding Note Issuer and to other borrowers.

(q) “Conduit Servicing Agreement” shall mean the Servicing Agreement, dated as of May 14, 2009, by and among the Funding Note Issuer, CBNA, as the Eligible Lender Trustee, the Conduit Administrator, the Conduit Lender and the Company, as Master Servicer, together with the Supplemental Servicing Agreement thereto dated as of May 14, 2009 by and among the Company, as the Master Servicer, the Funding Note Issuer, CBNA, as the Eligible Lender Trustee and the SPV Administrator.

(r) “Conduit Subservicing Agreement” shall mean the Subservicing Agreement, dated as of the Closing Date, by and among the Funding Note Issuer, CBNA, as the Eligible Lender Trustee, the Conduit Administrator, the Conduit Lender, FFELP Buyer Parent, as Master Servicer, and CSD as Subservicer, together with the Supplemental Servicing Agreement thereto dated as of the Closing Date by and among the FFELP Buyer Parent, as the Master Servicer, the Funding Note Issuer, CBNA, as the Eligible Lender Trustee and the SPV Administrator.

(s) “Conversion Date” shall mean the date on or prior to which all administrative and servicing duties under the Sub-Subservicing Agreements, Sub-Sub-Administration Agreements, the Conduit Subservicing Agreement and the SPV Sub-Administration Agreement are transferred to FFELP Buyer Subsidiary, in each case as notified by the FFELP Buyer Subsidiary to the Company.

(t) “Conveyance Taxes” shall mean all documentary, sales, use, registration, value added, transfer, stamp, recording, registration and similar Taxes, fees and costs imposed on the Company solely as a result of the Merger (and, for the avoidance of doubt, excluding any Taxes, fees and costs imposed as a result of the CBNA Transaction, FFELP Transaction, or any other transactions, other than the Merger, contemplated by the Related Transaction Agreements or the Ancillary Agreements, and excluding any Section 338 Taxes).

(u) “CSD” shall have the meaning set forth in the Recitals.

(v) “Depositor” shall have the meaning set forth in the Recitals.

(w) “Designated Claim” shall have the meaning set forth in Section 6.6.

(x) “Election” shall have the meaning set forth in Section 6.4(a)(i).

(y) “Excluded Liabilities” shall mean all Liabilities or Losses of the Company or any of its Subsidiaries relating to, arising out of or incurred in connection with (i)

any acts or omissions occurring on or prior to the Closing by the Company, CBNA or any Affiliates of the Company or CBNA or any of their or their Affiliates’ respective officers, directors, employees, representatives or agents, (ii) any incidents, events, facts or circumstances existing on or prior to the Closing Date or (iii) the FFELP Purchased Assets, the FFELP Assumed Liabilities, the CBNA Purchased Assets, the CBNA Assumed Liabilities or the Merger Agreement Excluded Liabilities.

(z) “FFELP Buyer Indemnification Agreement” shall mean the Indemnification Agreement, dated as of the date hereof, by and between FFELP Buyer Parent and CBNA).

(aa) “FFELP Buyer Parent” shall have the meaning set forth in the Recitals.

(bb) “FFELP Buyer Subsidiary” shall have the meaning set forth in the Recitals.

(cc) “FFELP Loan” shall mean a U.S. federally-insured student loan that has been authorized to be made by the Company as the beneficiary of a student loan trust as part of the U.S. Federal Family Education Loan Program and authorized by the Higher Education Act of 1965, as amended, or the Health Education Assistance Loan Program, including a Stafford, PLUS, Consolidation or HEAL student loan.

(dd) “FFELP Transaction Agreement” shall have the meaning set forth in the Recitals.

(ee) “Form 8023” shall have the meaning set forth in Section 6.4(a)(i).

(ff) “Form 8883” shall have the meaning set forth in Section 6.4(d)(i).

(gg) “Funding Note Issuer” shall mean SLC Conduit I LLC, a Delaware limited liability company.

(hh) “Indemnified Parties” shall have the meaning set forth in Section 2.3.

(ii) “Indemnified Party Counsel” shall have the meaning set forth in Section 3.1(b)(ii).

(jj) “Indemnifying Party” shall have the meaning set forth in Section 3.1(a).

(kk) “Losses” shall mean all costs, expenses, damages, obligations, Liabilities, purchase or repurchase obligations (including the amount paid in such purchase or repurchase and costs and expenses associated therewith), assessments, judgments, losses (including lost profits, opportunity costs and diminution in value), settlements, awards and fees (including reasonable legal, accounting or other professional fees); provided, however, that for purposes of Section 2.2(a) and Section 2.3(b) only, “Losses” shall not include lost profits, opportunity costs, diminution in value, damages based upon a multiple of earnings or similar financial measure or exemplary or punitive damages, in each case, except to the extent awarded against an Indemnified Party in a Third Party Claim. For the avoidance of doubt, damages or losses resulting from the failure of the Company or any of its Affiliates to receive any amounts with respect to any Trust Student Loan (whether or not then due), including any interest, discount or other fees, assessments or other amounts in respect thereto, shall in no event constitute or be deemed to be lost profits, opportunity costs or diminution in value or exemplary or punitive damages, but shall be deemed to be an indemnifiable Loss, provided, however, that, until the aggregate Principal Balance of Trust Student Loans required to be repurchased exceeds $100,000,000, Losses with respect to any Trust Student Loan arising out of a breach of any representation or warranty set forth Section 4.24, Section 4.25, Section 4.26 or Section 4.27 or Appendix A of the Merger Agreement shall be limited to the difference between (x) the Principal Balance of such Trust Student Loan plus accrued and unpaid interest thereon minus (y) the fair market value of such Trust Student Loan. For purposes of determining the fair market value of a Trust Student Loan(s) pursuant to clause (y) of the prior sentence, the Indemnified Party shall along with its claim for indemnification provide its determination of the fair market value of such Trust Student Loan(s) when it submits its claim for indemnification, together with such back up information it deems appropriate to justify such fair market value. Within 20 Business Days of the Indemnifying Party’s receipt of such determination, the Indemnifying Party shall notify in writing the Indemnified Party of its acceptance or any objection to such determination of fair market value together with its determination of fair market value (an “Objection Notice”). In the event an Objection Notice is delivered, the parties shall negotiate in good faith a resolution to such objection. In the event that the Parties are unable to resolve such objection within 30 days of the delivery of such Objection Notice, the Parties shall appoint a mutually acceptable nationally recognized valuation expert to determine the fair market value of such Trust Student Loan(s). The determination of such valuation expert shall be binding on the parties and the fees of such valuation expert shall be borne by the party whose proposed fair market value differs to a greater extent from the final fair market value as determined by such valuation expert. In making any such determination of fair market value with respect to any Trust Student Loan pursuant to this paragraph, each Party shall (i) assume that the interest rate basis and margin then in effect for loans of similar tenor and size as of the date of such determination is equal to the interest rate basis and margin that was in effect for loans of similar tenor and size as of September 17, 2010, (ii) disregard the liquidity or illiquidity of student loans as an asset class and the Trust Student Loan in particular as a factor in making such determination, (iii) if any such Trust Student Loan continues to be subject to insurance coverage, give effect to such insurance coverage in making such determination, using reasonable assumptions regarding the future performance of the insured portfolio and any other factors that may affect the available allocation of insurance coverage for such Trust Student Loan; provided that Buyer’s initial assumptions with respect to such factors, as notified in writing to CBNA (and the valuation expert, if applicable), shall be used by CBNA (and the valuation expert, if applicable), in making its determination of the effect of such insurance coverage unless CBNA (or the valuation agent, if applicable) notifies the Buyer in writing that such assumptions appear unreasonable to CBNA (or the valuation expert, if applicable), including its reasons for such determination, in which case CBNA (and the valuation expert, if applicable) shall apply its own relevant reasonable assumptions in making such determinations and (iv) instruct any valuation expert appointed by the Parties under this paragraph to also make its determination in accordance with clauses (i), (ii) and (iii) of this sentence. If the objection pursuant to an Objection Notice remains unresolved with respect to a Trust Student Loan on the date the Trust Student Loan is required to be purchased by the Company, then notwithstanding the pendency of such objection, CBNA shall pay the required indemnity amount to the applicable Buyer Indemnified Party calculated using the Company’s determination of fair market value on such date pursuant to this paragraph; provided that the Company shall promptly reimburse CBNA, without interest upon resolution of such objection for the difference, if any, between the fair market value determined by the Company and the actual fair market value determined upon resolution of such objection.

(ll) “Maximum Indemnification Amount” shall have the meaning set forth in Section 4.1(a)(iii).

(mm) “Merger Agreement” shall have the meaning set forth in the Recitals.

(nn) “Merger Agreement Excluded Liabilities” shall mean those Liabilities included in the definition of Excluded Liabilities in the Merger Agreement.

(oo) “Parent” shall have the meaning set forth in the Recitals.

(pp) “Parties” shall have the meaning set forth in the Preamble.

(qq) “Post-Closing Tax Period” shall have the meaning set forth in Section 6.1(b).

(rr) “Post-Closing Taxes” shall have the meaning set forth in Section 6.1(b).

(ss) “Pre-Closing Tax Period” shall have the meaning set forth in Section 6.1(a).

(tt) “Pre-Closing Taxes” shall have the meaning set forth in Section 6.1(a).

(uu) “Proposed Allocation” shall have the meaning set forth in Section 6.4(d)(i).

(vv) “Refund Payor” shall have the meaning set forth in Section 6.2(f).

(ww) “Refund Recipient” shall have the meaning set forth in Section 6.2(f).

(xx) “Section 338 Taxes” shall mean any Taxes that would not have been imposed but for the Election or any similar or corresponding elections under Tax law that are made, required to be made or deemed to have been made in connection with the Merger.

(yy) “Securitization Subservicing Agreement” shall mean, with respect to each Other Securitization Trust, the Subservicing Agreement entered into between the Company, as the Servicer, and the FFELP Buyer Subsidiary or CSD, as applicable.

(zz) “Servicer” shall mean the Company, in its capacity as servicer with respect to the Securitization Trusts and Other Securitization Trusts, and its permitted successors and assigns.

(aaa) “Services Agreements” means, collectively, with respect to each of the Other Securitization Trusts, each Services Agreement and Administration Services Agreement, effective as of the Closing Date, by and among the Company and CBNA, as service providers, and CSD.

(bbb) “SPV Sub-Administration Agreement” shall mean the SPV Sub-Administration Agreement, effective as of the Closing Date, by and between the FFELP Buyer Subsidiary, as the SPV Administrator, and CSD, as the SPV Sub-Administrator.

(ccc) “Straddle Period” shall have the meaning set forth in Section 6.1(c)(i).

(ddd) “Sub-Administration Agreements” shall mean the sub-administration agreements between the Company and FFELP Buyer Subsidiary or CSD, as applicable, as sub-administrator, pursuant to which the sub-administrator will agree to continue to perform the required administration duties pursuant to the Administration Agreements until certain dates.

(eee) “Sub-Sub-Administration Agreements” shall mean the sub-sub-administration agreements between the FFELP Buyer Subsidiary as sub-administrator and CSD as sub-sub-administrator pursuant to which the sub-sub-Administrator will agree to perform the required administration duties pursuant to the Sub-Administration Agreements with respect to FFELP Loans until certain dates.

(fff) “Sub-Subservicing Agreements” shall mean the sub-subservicing agreements, effective as of the Closing Date, by and between the FFELP Buyer Subsidiary, as sub-servicer, and CSD, as sub-subservicer, pursuant to which the sub-subservicer will agree to perform the required servicing duties pursuant to the Subservicing Agreements with respect to FFELP Loans until certain dates.

(ggg) “Subservicing Agreement” shall have the meaning set forth in Section 2.3(d).

(hhh) “Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

(iii) “Tax Agreement” shall mean the Tax Agreement, dated as of December 22, 1992 between CBNA and the Company.

(jjj) “Tax Benefit” shall mean the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases Tax basis, including any interest with respect thereto.

(kkk) “Tax Claim” shall have the meaning set forth in Section 6.1(e)(i).

(lll) “Tax Detriment” shall mean the Tax effect of any item of income, gain, or recapture or any other item which increases Taxes paid or payable or decreases Tax basis, including any interest with respect thereto.

(mmm) “Tax Indemnified Party” shall have the meaning set forth in Section 6.1(e)(i).

(nnn) “Tax Indemnifying Party” shall have the meaning set forth in Section 6.1(e)(i).

(ooo) “Tax Notice” shall have the meaning set forth in Section 6.1(e)(i).

(ppp) “Tax Sharing Agreement” shall mean the Tax Agreement and any other written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax Benefits that may exist as of the Closing Date with the Company or any Subsidiary and any Person (other than any indemnity provided pursuant to this Agreement).

(qqq) “Treasury Regulations” shall mean the regulations promulgated under the Code (or any successor statute).

(rrr) “Third Party Claim” shall have the meaning set forth in Section 3.1(a).

(sss) “Threshold” shall have the meaning set forth in Section 4.1(a)(i).

ARTICLE II

SURVIVAL; INDEMNIFICATION

Section 2.1 Survival of Representations, Warranties and Covenants.

(a) For the purposes of this Agreement and notwithstanding anything to the contrary in the Merger Agreement, the representations and warranties contained in the Merger Agreement, and in any certificate delivered pursuant to the terms thereof, and the right to commence any claim for indemnification with respect thereto, shall survive the Closing for a period of eighteen (18) months; provided, however;

(i) the representations and warranties (A) set forth in Section 4.14 of the Merger Agreement and (B) in any certificate delivered pursuant to the Merger Agreement (to the extent relating to such representations or warranties described in clause (A)), shall not survive the Closing;

(ii) (A) the Buyer Fundamental Representations, (B) the Company Fundamental Representations and (C) the representations and warranties contained in any certificate delivered pursuant to the terms of the Merger Agreement (to the extent relating to such representations and warranties described in clause (A) or (B)), shall not have any expiration date; and

(iii) the representations and warranties set forth in Section 4.17, Section 4.19, Section 4.24, Section 4.25, Section 4.26, Section 4.27 and Section 4.28 of the Merger Agreement shall survive indefinitely, except to the extent relating to the representations and warranties contained in Appendix A, in which case they, and the representations and warranties set forth in Appendix A of the Merger Agreement, shall survive until one year and one day after the payment in full of all obligations of the applicable securitization trust.

(b) For the purposes of this Agreement and notwithstanding anything to the contrary in the Merger Agreement, all covenants and agreements set forth in the Merger

Agreement and any Ancillary Agreements shall remain in full force and effect in accordance with their terms.

(c) Notwithstanding the foregoing, the right to commence any claim for indemnification pursuant to Section 2.2(b) - (n) shall survive indefinitely.

(d) After the expiration (if applicable) of the time periods set forth in Section 2.1(a), Section 2.1(b) or Section 2.1(c), any claim for indemnification under this Agreement with respect to the breach of the applicable representations, warranties, covenants or agreements shall be deemed time-barred, and no such claim shall be made; provided, however, that if written notice of a claim for indemnification shall have been provided to CBNA, on the one hand, or the Buyer, on the other hand, as the case may be, within the applicable survival period and in accordance with Section 3.1(a), then any representations, warranties, covenants or agreements that are the subject of such claim for indemnification and the right to bring claims pursuant to the provisions of this Agreement that would otherwise terminate as set forth above shall survive as to such claim until such time as such claim is fully and finally resolved.

Section 2.2 Indemnification of Buyer. Subject to the terms of this Agreement, from and after the Closing (except with respect to Section 2.2(k), which shall apply from and after the date hereof), CBNA shall indemnify, defend, save and hold harmless Buyer and its Affiliates (including the Company and its Subsidiaries from and after the Closing) and each of its and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses, as such Losses are incurred, resulting from, arising out of or related to:

(a) any breach by the Company of any of its representations or warranties in the Merger Agreement (other than representations or warranties set forth in Section 4.14 of the Merger Agreement, which shall not survive the Closing, or Section 4.24, Section 4.25, Section 4.26, Section 4.27 and Section 4.28 and Appendix A of the Merger Agreement, which are addressed in Section 2.2(j)) or in any certificate delivered pursuant to the terms thereof (to the extent relating to such representations and warranties) or the failure of any such representation or warranty to be accurate, in each case, as such representation or warranty (other than the representations and warranties set forth in Section 4.7(c) and Section 4.9(b) of the Merger Agreement) would read if all qualifications as to materiality, Company Material Adverse Effect or material adverse effect were deleted therefrom;

(b) any breach by CBNA or its Affiliates (including, prior to the Closing, the Company or any of its Subsidiaries), of any of their respective covenants or agreements in the Merger Agreement or the Ancillary Agreements (other than the Transition Agreements or any Services Agreement);

(c) the Related Transaction Agreements and the Related Transactions, including any claims that the Buyer Indemnified Parties may have against the FFELP Buyer Parent or any of its Affiliates (other than (i) Losses to the extent, and only to the extent, such Losses constitute Retained Liabilities or (ii) Losses for which Buyer is obligated to indemnify any CBNA Indemnified Party pursuant to this Agreement), including any expenses incurred in connection with the Company performing its obligations under Section 2.1 or Section 4.1 of the FFELP Transaction Agreement;

(d) any default or breach under any provision of a Securitization Basic Document or Other Securitization Basic Documents resulting from, arising out of or relating to any of the Transactions (including any failure to obtain any consent, authorization, approval or non-objection from, or provide any required notice to, any person in connection with any of the Transactions);

(e) (1) any Benefit Plan that is not a Company Benefit Plan, without regard to whether such Loss arose, existed or was incurred on or prior to the Effective Time or whether such Loss arises, exists or is incurred on or after the Effective Time, including (i) any pension, profit sharing, savings or similar benefit plan, including any Loss arising under Title IV of ERISA or related to any multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) any medical, welfare, retiree, life, accident or disability program or plan and (iii) any workers’ compensation, unemployment benefits, employee stock option, equity compensation or profit-sharing plans or benefits or any other employee plans or benefits of any kind; (2) any employee benefits or employee benefit or compensation plan, program, agreement or arrangement maintained or sponsored or otherwise contributed to, by CBNA or any of Affiliate of CBNA that would be a Benefit Plan but for the fact that no Company Employee is a party to, participates in or is entitled to present or future benefits from, such plan, program, agreement or arrangement; and (3) any current or former employee or independent contractor of CBNA or any of its Affiliates (other than the Company Employees), without regard to whether such Loss arose, existed or was incurred on or prior to the Effective Time or whether such Loss arises, exists or is incurred on or after the Effective Time, and without regard to whether such employee or independent contractor provided services to or on behalf of the Company or any of its Subsidiaries;

(f) the Excluded Liabilities;

(g) any incidents, events, facts or circumstances existing on or prior to the Closing Date or any activity, omission, action, failure to act or event occurring or arising on or prior to the Closing Date, and in each case in any way relating to the Securitization Trusts, the Other Securitization Trusts, the Securitization Basic Documents or the Other Securitization Basic Documents;

(h) any activity, omission, action, failure to act or event occurring or arising prior to the Conversion Date, the duties and obligations of CSD as Sub-Subservicer under each Sub-Subservicing Agreement, as sub-sub-Administrator under each Sub-Sub-Administration Agreement, as Subservicer under the Conduit Subservicing Agreement or as SPV Sub-Administrator under the SPV Sub-Administration Agreement (other than to the extent Buyer is obligated to indemnify any CBNA Indemnified Party pursuant to Section 2.3);

(i) any incidents, events, facts or circumstances existing on or prior to the Closing Date or any activity, action or event, or any omission or failure to act, occurring or arising at or after the Closing Date, in any way relating to the Other Securitization Trusts or the Other Securitization Basic Documents (except to the extent caused by the Company’s negligence, bad faith, willful misconduct or failure to perform its duties and obligations under the Other Securitization Basic Documents (to the extent such duties and obligations have not been subcontracted or otherwise delegated to another person and such failure to perform does not result from any acts or omissions of the Company or any of its Subsidiaries on or prior to the Closing Date)), including any Losses arising from the Company’s failure to perform its duties and obligations under the Other Securitization Basic Documents if such failure to perform results in whole or in part from a breach by CBNA, the FFELP Buyer Parent or any of their respective Affiliates;

(j) the Company’s breach of any representation or warranty set forth in Section 4.24, Section 4.25, Section 4.26, Section 4.27, Section 4.28 or Appendix A of the Merger Agreement, or any certificate delivered pursuant to the Merger Agreement (to the extent relating to such representations and warranties) or the failure of any such representation or warranty to be accurate, in each case as such representation or warranty would read as if all qualifications as to materiality, Company Material Adverse Effect or material adverse effect were deleted therefrom;

(k) any claims of securityholders of any of the Company, CBNA or the ultimate parent of CBNA relating to or arising out of any of the Transactions;

(l) any claims of any Governmental Authority relating to or arising out of any of the Related Transactions;

(m) any Dissenting Shares or the exercise by any former stockholder of the Company of any appraisal rights, including the cost and expenses incurred in connection with the appraisal proceedings; or

(n) except to the extent caused by actions or omissions of the Buyer Indemnified Parties (other than as a result of a failure to obtain a consent or any acts or omissions of the Company and its Subsidiaries on or prior to the Closing Date; it being understood and agreed that any consent to, knowledge of or acquiescence to any action or omission of any other person by any Buyer Indemnified Party shall not be deemed to have caused any of the items in clauses (i) – (v)), (i) the failure of any issuer of a Student Loan Insurance Policy or any school pursuant to any risk-sharing Contract to pay in full any valid claim thereunder, (ii) the cancellation, termination, rescission or revocation of any Student Loan Insurance Policy or any risk-sharing Contract or reduction in the coverage provided thereunder, (iii) the denial of any coverage with respect to any Student Loan as a result of (A) any act or omission of the Company or any of its Affiliates occurring or arising on or prior to the Closing Date or (B) any act or omissions of CBNA or any of its Affiliates, (iv) any Student Loan Insurance Policy or risk-sharing Contract with any school ceasing to be in full force and effect or (v) the charging of additional premiums or other amounts in respect of a Student Loan Insurance Policy or any risk-sharing Contract.

Section 2.3 Indemnification of CBNA. Subject to the terms of this Agreement, from and after the Closing, Buyer shall indemnify, defend, save and hold harmless CBNA Indemnified Parties and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses (including, for the avoidance of doubt, any indemnification payment required to be made by CBNA pursuant to the FFELP Buyer Indemnification Agreement), as such Losses are incurred, resulting from, arising out of or related to:

(a) the Retained Liabilities (except to the extent CBNA is obligated to indemnify any Buyer Indemnified Party pursuant to this Agreement);

(b) any breach by Buyer or Acquisition Sub of any of their respective representations and warranties in the Merger Agreement or in any representation or warranty in any certificate delivered pursuant to the terms thereof (to the extent relating to such representations or warranties) or the failure of any such representation or warrant to be accurate, in each case as such representation or warranty would read if all qualifications as to materiality or material adverse effect were deleted therefrom;

(c) (i) any breach by Buyer, Acquisition Sub or any of their respective Affiliates (not including the Company and its Subsidiaries) of any of their respective covenants or agreements in the Merger Agreement or the Ancillary Agreements (other than any Transition Agreement or any Services Agreement) or (ii) any breach by the Company or any of its Subsidiaries of any covenant in the Merger Agreement or the Ancillary Agreements (other than any Transition Agreement or any Services Agreement) that is to be performed after the Closing Date but only to the extent such breach does not relate to or result from (A) any act or omission occurring on or prior to the Closing by the Company, CBNA or any Affiliate of the Company or CBNA or any of their or their Affiliates’ respective officers, directors, employees, representatives or agents or (B) any incident, event, fact or circumstance existing on or prior to the Closing Date (including any failure of the Company or any of its Subsidiaries to own any of the FFELP Purchased Assets or the CBNA Purchased Assets);

(d) from and after the Closing, termination of any subservicing agreement or replacement subservicing agreement (each, a “Subservicing Agreement”) to which a CBNA Indemnified Party or FFELP Buyer Subsidiary or any of their respective Affiliates is a party as subservicer and the Company is a party as servicer caused by (i) a breach of a representation, warranty or covenant of the Company under any such Subservicing Agreement or Section 7.14 hereof or (ii) the willful misconduct, bad faith or negligence of the Company, except in the case of each of clause (i) and (ii) to the extent such Loss resulted from a breach of a representation, warranty or covenant of any CBNA Indemnified Party or the FFELP Buyer Subsidiary or any of their respective Affiliates under any Securitization Basic Document or Other Securitization Basic Document or by the willful misconduct, bad faith or negligence of any CBNA Indemnified Party or the FFELP Buyer Subsidiary or its Affiliates; or

(e) from and after the Closing, termination of any Sub-Administration Agreement to which a CBNA Indemnified Party or the FFELP Buyer Subsidiary or any of their respective Affiliates is a party as sub-administrator and the Company is a party as administrator caused by (i) a breach of a representation, warranty or covenant of the Company under any such Sub-Administration Agreement or Section 7.14 hereof or (ii) the willful misconduct, bad faith or negligence of the Company, except in the case of each of clause (i) and (ii) to the extent such Loss resulted from a breach of a representation, warranty or covenant of any CBNA Indemnified Party or the FFELP Buyer Subsidiary or any of their respective Affiliates under any Securitization Basic Document or Other Securitization Basic Documents or by the willful misconduct, bad faith or negligence of any CBNA Indemnified Party or the FFELP Buyer Subsidiary or its Affiliates.

Section 2.4 Risk of Loss. For the avoidance of doubt, except as expressly provided in this Agreement, the Company will continue to have the risk of loss with respect to defaults by the underlying borrower under Trust Student Loans to the extent such matters are not subject to indemnification under this Agreement.

Section 2.5 [Intentionally Omitted]

Section 2.6 Contribution. If for any reason the indemnification provided for in this Agreement is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of CBNA and its respective Affiliates (including the Company and its Subsidiaries on or prior to the Closing Date), on the one hand, and Buyer and its Affiliates (including after the Closing Date, but only after the Closing Date, the Company and its Subsidiaries), on the other hand, in connection with any incidents, events, facts or circumstances existing on or prior to the Closing Date or any activity, action or event, or any omission or failure to act, occurring or arising at and after the Closing Date that resulted in such Losses.

Section 2.7 No Set-Off. Any indemnification or contribution provided by any Indemnifying Party shall not be subject to any right of set-off or similar right.

ARTICLE III

CLAIMS

Section 3.1 Claims.

(a) Upon receipt by an Indemnified Party of notice of any action, suit, inquiry, hearing, charge, demand, proceeding, claim, arbitration, investigation or litigation, whether civil or criminal, at law or in equity or demand made or brought by an unaffiliated third party (a “Third Party Claim”) with respect to a matter for which such Indemnified Party is entitled to be indemnified under this Agreement which has or is expected to give rise to a claim for Losses, the Indemnified Party shall promptly (but in any event within ten (10) Business Days of receipt of notice of such Third Party Claim by the Indemnified Party) notify the Party responsible for indemnifying the Indemnified Party pursuant to Article II (the “Indemnifying Party”) in writing, indicating the nature of such Third Party Claim; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. Such written notice shall (i) describe such Third Party Claim in reasonable detail including the facts underlying each particular claim and the specific sections of this Agreement pursuant to which indemnification is being sought for each such set of facts and (ii) set forth the estimated amount of the Losses that have been or may be sustained by an Indemnified Party, if known and quantifiable.

(b) The Indemnifying Party shall have thirty (30) days after receipt of a written notice that complies with the requirements of Section 3.1(a) to elect, at its option, to exercise its right to assume and control the defense of, at its own expense and by counsel of its own choosing, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by applicable Law.

(i) If the Indemnifying Party shall undertake to compromise or defend any such Third Party Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim. Such cooperation shall include (1) furnishing and, upon request, attempting to procure the attendance of potential witnesses for interview, preparation, submission of witness statements and the giving of evidence at any related hearing; (2) promptly furnishing documentary evidence to the extent reasonably available to it or its Affiliates; and (3) providing access to any other relevant affiliated party, including any representatives of the Parties as reasonably needed; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, further, that if the Indemnified Party withholds consent where the relief consists solely of monetary Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, the Indemnifying Party’s liability solely with respect to such Third Party Claim shall in no event exceed the amount of such proposed settlement, compromise or discharge at the time the consent was requested. Notwithstanding an election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Third Party Claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, as incurred, if the (A) Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) Indemnifying Party shall have authorized in writing the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. In any event, the Indemnified Party, the Indemnifying Party and their respective counsel shall cooperate in the defense of any such Third Party Claim subject to this Article III and keep such persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such Third Party Claim.

(ii) If the Indemnifying Party, after receiving a written notice that complies with Section 3.1(a) of a Third Party Claim, does not elect to defend such Third Party Claim within thirty (30) days after receipt of such written notice, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third Party Claim (upon providing further written notice to the Indemnifying Party), subject to the right of the Indemnifying Party to approve the counsel selected by the Indemnified Party (“Indemnified Party Counsel”) (which approval shall not be unreasonably withheld, delayed or conditioned); provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to any such Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, (1) unless expressly agreed by the Indemnifying Party, the Indemnified Party Counsel (A) shall have no conflict of interest relative to the Indemnifying Party and (B) shall not assume any representation of the Indemnified Party in a dispute between the Parties during the time of its retention as Indemnified Party Counsel and (2) if an

Indemnified Party otherwise settles, compromises, discharges or admits such liability in respect of a Third Party Claim it is defending pursuant to this Section 3.1(b)(ii) without obtaining the Indemnifying Party’s written consent thereto, then the Indemnifying Party shall be relieved of its indemnification obligations hereunder with respect to such Third Party Claim unless such consent had been sought and was unreasonably withheld, delayed or conditioned.

(c) In the event that any Indemnified Party has a claim against any Indemnifying Party under this Agreement for Losses not involving a Third Party Claim that such Indemnified Party believes gives rise to a claim for indemnification in accordance with the terms hereunder, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. Such written notice shall describe such claim in reasonable detail in accordance with Section 3.1(a).

ARTICLE IV

CERTAIN LIMITATIONS

Section 4.1 Limitations; Payments.

(a) Notwithstanding anything set forth in this Agreement to the contrary:

(i) CBNA shall not be liable for any amounts for which the Buyer Indemnified Parties are otherwise entitled to indemnification pursuant to Section 2.2(a) or, solely with respect to a breach of Section 6.7(a) of the Merger Agreement, Section 2.2(b), unless (x) a claim is timely asserted during the survival period specified in Section 2.1(a), and (y) the aggregate amount of all Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 2.2(a) and, solely with respect to breaches of Section 6.7(a) of the Merger Agreement, Section 2.2(b), on a cumulative basis, exceeds $4,000,000.00 (the “Threshold”), and then only to the extent of such excess;

(ii) no Losses may be claimed by a Buyer Indemnified Party under Section 2.2(a), or, solely with respect to a breach of Section 6.7(a) of the Merger Agreement, Section 2.2(b), and no Losses shall be included in calculating the aggregate Losses set forth in clause (i)(y) above, other than Losses in excess of $50,000.00 resulting from any single claim or series of aggregated claims arising out of the same or related facts, events or circumstances; and

(iii) CBNA shall not be required to make indemnification payments pursuant to Section 2.2(a) or, solely with respect to a breach of Section 6.7(a) of the Merger Agreement, Section 2.2(b), to the extent indemnification payments thereunder would exceed in the aggregate $100,000,000.00 (the “Maximum Indemnification Amount”);

provided, that the foregoing restrictions shall not apply to any Losses resulting from (A) fraud or (B) a breach of the Company Fundamental Representations.

(b) Notwithstanding anything set forth in this Agreement to the contrary:

(i) Buyer shall not be liable for any amounts for which the CBNA Indemnified Parties are otherwise entitled to indemnification pursuant to Section 2.3(b), unless (x) a claim is timely asserted during the survival period specified in Section 2.1(a), and (y) the aggregate amount of all Losses for which the CBNA Indemnified Parties are entitled to indemnification pursuant to Section 2.3(b) exceeds, on a cumulative basis, the Threshold, and then only to the extent of such excess;

(ii) no Losses may be claimed by a CBNA Indemnified Party under Section 2.3(b), and no Losses shall be included in calculating the aggregate Losses set forth in clause (i)(y) above, other than Losses in excess of $50,000.00 resulting from any single claim or series of aggregated claims arising out of the same or related facts, events or circumstances; and

(iii) Buyer shall not be required to make indemnification payments pursuant to Section 2.3(b) to the extent indemnification payments thereunder would exceed in the aggregate the Maximum Indemnification Amount;

provided, that the foregoing restrictions shall not apply to any Losses resulting from (A) fraud or (B) a breach of the Buyer Fundamental Representations.

(c) Notwithstanding the foregoing, no claim for indemnification by a Buyer Indemnified Party pursuant to Section 2.2(b)-(n) or by a CBNA Indemnified Party pursuant to Section 2.3(a) or Section 2.3(c)-(e) shall be subject to any threshold amount, deductible amount or maximum amount of liability. The Parties acknowledge and agree that indemnification with respect to certain matters may be addressed under more than one section of this Agreement and any limitations on indemnification under one section of this Agreement shall not be interpreted to limit the availability of indemnification under another section of this Agreement. If a Buyer Indemnified Party or a CBNA Indemnified Party, as the case may be, is entitled to indemnification under more than one provision of this Agreement with respect to any matter such Buyer Indemnified Party or CBNA Indemnified Party, as the case may be, shall be entitled to select which provision of this Agreement they use to pursue indemnification rights hereunder.

Section 4.2 Insurance; Tax Benefits.

(a) Notwithstanding anything set forth in this Agreement to the contrary, Losses of the CBNA Indemnified Parties shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be net of any insurance or other prior or subsequent recoveries (including under or pursuant to any insurance policy, indemnity, reimbursement agreement or contract pursuant to which or under which any CBNA Indemnified Party is a party or has rights) actually received by the CBNA Indemnified Parties in connection with the facts giving rise to the right of indemnification, and Losses of the Buyer Indemnified Parties shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be net of any insurance or other prior or subsequent recoveries (including under or pursuant to any insurance policy, indemnity, reimbursement agreement or contract pursuant to which or under which any Buyer Indemnified Party is a party or has rights) actually received by the Buyer Indemnified Parties in connection with the facts giving rise to the right of indemnification. Each Indemnified Party shall use its reasonable best efforts to take all actions reasonably necessary to file claims pursuant to any applicable insurance policies. If, after using such reasonable best efforts, the Buyer Indemnified Parties are unable to obtain recovery Buyer or CBNA reasonably believes is available under an applicable insurance policy, then at CBNA’s request, Buyer shall, and shall cause its Affiliates to, reasonably cooperate with CBNA to take such actions as CBNA may reasonably request (in each case at CBNA’s expense), including filing lawsuits or facilitating subrogation to the extent permitted by applicable Law, in order to obtain recovery under the applicable insurance policies.

(b) Notwithstanding anything set forth in this Agreement to the contrary, any indemnity payments made pursuant to this Agreement shall be adjusted to account for (i) any Tax Detriment realized as a result of the receipt or accrual of such payment and (ii) shall be made net of any Tax Benefit realized by the recipient of such payment and shall be increased by any Tax Detriment realized by the recipient of such payment, in either case described in this clause (ii) that results from the Loss giving rise to such indemnity payments. For purposes of determining the amount of Tax Detriment realized as a result of the receipt or accrual of an indemnity payment, and the amount of any Tax Benefit or other Tax Detriment, the party that receives or accrues the indemnity payment, and the party to which the Tax Benefit or other Tax Detriment applies, shall be deemed to pay Tax at the highest U.S. federal income tax corporate marginal rate in effect in the year the indemnity payment is received or accrued or the year such Loss is incurred, as the case may be (or, if the Tax imposed on the indemnity payment is imposed by, or the Tax Benefit or Tax Detriment is realized in, a foreign jurisdiction, the comparable Tax rate in such jurisdiction) and shall be deemed to realize or utilize any Tax Benefit or suffer any Tax Detriment in the first Taxable year that it is reasonable to expect the affected party may realize or utilize such Tax Benefit or suffer such Tax Detriment under applicable Law. If the relevant Tax Benefit or Tax Detriment is reasonably expected to be realized in multiple Taxable years, the amount of such Tax Benefit for purposes of this Section 4.2 shall be the net present value of all of such Tax Benefits or Tax Detriments reasonably expected to be realized, calculated by using a discount rate equal to the long-term applicable federal rate for the month in which such Loss is incurred.

Section 4.3 Remedies Exclusive. Except in cases of fraud, or as otherwise specifically provided herein or in the Merger Agreement, any Ancillary Agreement or Related Transaction Agreement, the remedies provided in this Agreement shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the Indemnified Parties from and after the Closing in connection with the Merger Agreement, any Ancillary Agreement or the Related Transaction Agreements. For as long as this Agreement is in full force and effect, any claims made with respect to the matters covered by this Agreement shall be made exclusively under this Agreement, any Ancillary Agreement or Related Transaction Agreement, to the extent applicable. Notwithstanding anything herein to the contrary, Buyer on its own behalf and on behalf of its Affiliates hereby agrees that any action, suit, claim or proceeding with respect to Buyer’s rights under or in respect of this Agreement, the Merger Agreement, any Ancillary Agreement or the Related Transaction Agreements shall be brought or made against CBNA in accordance with the foregoing, and no such action, suit, claim or proceeding shall be brought or made by any Buyer Indemnified Party against FFELP Buyer Parent or its Affiliates.

Section 4.4 Mitigation. The CBNA Indemnified Parties shall use their commercially reasonable efforts to mitigate any claim or liability that any CBNA Indemnified

Party asserts or is reasonably likely to assert under this Agreement, and the Buyer Indemnified Parties shall use their commercially reasonable efforts to mitigate any claim or liability that any Buyer Indemnified Party asserts or is reasonably likely to assert under this Agreement, in each case, to at least the same extent that such person would use such efforts in the conduct of its own business with respect to a similar Loss related to comparable assets or liabilities; provided, however, that any Losses incurred by an Indemnified Party in mitigating any such claim or Liability shall be reimbursed by the Indemnifying Party.

Section 4.5 Characterization of Indemnification Payments. To the extent permitted under applicable Law, any payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the “aggregate deemed sales price” and the “adjusted grossed up basis” (each, as defined under applicable Treasury Regulations).

Section 4.6 No Adverse Actions. Neither Party will take, or permit any of their respective Affiliates to take, any action that would reasonably be expected to materially impair such Party’s ability to perform its obligations hereunder unless, such Party has made arrangement reasonably acceptable to the other Party to ensure such Party’s ability to perform its obligations under this Agreement in the future.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CBNA

CBNA hereby represents and warrants to Buyer as follows:

Section 5.1 Organization and Qualification. CBNA is a national banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. CBNA is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of CBNA to perform its obligations under this Agreement.

Section 5.2 Certificate of Incorporation and By-Laws. CBNA has made available to Buyer a complete and correct copy of its certificate of incorporation and by-laws (or equivalent organizational documents), each as amended to date.

Section 5.3 Authority Relative to Agreement. CBNA has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by CBNA have been duly and validly authorized by all necessary corporate action of CBNA, and no other corporate proceedings on the part of CBNA are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly and validly executed and delivered by CBNA, and, assuming the due authorization, execution and delivery by Buyer of this Agreement constitutes legal, valid and binding obligation of CBNA, enforceable against CBNA in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.4 No Conflict; Consents.

(a) The execution and delivery of this Agreement by CBNA does not and will not, and the performance of this Agreement by CBNA will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of CBNA, (ii) conflict with or violate any Law applicable to CBNA or any of CBNA’s Subsidiaries or by which any property or asset of CBNA or any of CBNA’s Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of consent, termination, amendment, modification, acceleration, cancellation or modification of any benefit or obligation under, or right to challenge any material note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CBNA or any of CBNA’s Subsidiaries is a party or by which CBNA or any of CBNA’s Subsidiaries or any property or asset of CBNA, or any of CBNA’s Subsidiaries is bound or affected.

(b) The execution and delivery of this Agreement by CBNA do not and will not, and the performance of this Agreement by CBNA will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority or any other person.

ARTICLE VI

TAX MATTERS

Section 6.1 Allocation of Taxes and Indemnification.

(a) From and after the Closing, CBNA shall indemnify, defend, save and hold harmless the Buyer Indemnified Parties from and against: (i) any liability for Taxes, imposed on or with respect to the Company or any Subsidiary of the Company, or for which the Company or any Subsidiary of the Company may otherwise be liable, for any taxable period ending on or before the Closing Date and for the portion of any Straddle Period (as defined herein) ending on and including the Closing Date (a “Pre-Closing Tax Period”), (ii) any liability for Taxes imposed on the Company or any Subsidiary of the Company, or for which the Company or any Subsidiary of the Company may otherwise be liable, as a result of being or having been a member of a Company Group (including, Taxes for which the Company or any Subsidiary of the Company may be liable pursuant to Treas. Reg. §1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Company Group and any Taxes resulting from the Company or any Subsidiary of the Company ceasing to be a member of any Company Group), (iii) any liability for Taxes (other than Conveyance Taxes) incurred, resulting from, arising out of or related to any transactions contemplated by this Agreement, the Merger Agreement, the Related Transaction Agreements, or the Ancillary Agreements that occur on or prior to the Closing Date, (iv) any liability for Taxes incurred, resulting from, arising out of or related to the CBNA Transaction or the FFELP Transaction, (v) any liability for Section 338 Taxes (clauses (i) – (v) hereinafter referred to as the “Pre-Closing Taxes”), and (vi) fifty (50) percent of all Conveyance Taxes.

(b) Except as provided in Section 6.1(a), from and after the Closing, Buyer shall be responsible for, and shall hold CBNA and its Affiliates harmless against, any Taxes imposed on the Company or any Subsidiary of the Company (i) for all taxable periods beginning after the Closing Date or the portion of the Straddle Period beginning after the Closing Date (each such period, a “Post-Closing Tax Period”), (ii) that are attributable to any action of Buyer or any of its Affiliates that occurs after the Closing on the Closing Date (excluding actions contemplated by this Agreement, the Merger Agreement, the Related Transaction Agreements or the Ancillary Agreements and excluding the making of the Election (as defined herein)), (iii) arising from or attributable to any breach by Buyer of any of its covenants or agreements in Section 6.4 (relating to the Election), (clauses (i) – (iii) hereinafter referred to as the “Post-Closing Taxes”), and (iv) fifty (50) percent of all Conveyance Taxes; provided, however, that under this Section 6.1(b), Buyer shall not be responsible for, or hold CBNA and its Affiliates harmless against, any Tax for which CBNA or any of its Affiliates is liable under this Agreement (including, Section 6.1(a)), the Merger Agreement, the Related Transaction Agreements or any Ancillary Agreements.

(c) Straddle Periods.

(i) For purposes of Section 6.1(a)(i) and (b)(i), in the case of Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on and including the Closing Date shall be deemed equal to the amount that would be payable if the taxable year ended at the end of (and included) the Closing Date; provided, however, in the case of Taxes, if any, imposed on a periodic basis with respect to the assets of the Company, the portion of any such Tax that is allocable to the portion of the period ending on and including the Closing Date shall be deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(ii) To the extent permitted under applicable Law, CBNA and Buyer shall take all actions reasonably necessary to terminate the taxable year of the Company at the close of the Closing Date. To the extent the taxable year of the Company is terminated at the close of the Closing Date, the parties hereto agree to cause the Company to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of the Closing Date, unless the relevant Taxing authority will not accept a Tax Return filed on that basis.

(d) Whenever in accordance with this Article VI, Buyer shall be required to pay CBNA or its Affiliates an amount pursuant to Section 6.1(b), or CBNA shall be required to pay Buyer or its Affiliates an amount pursuant to Section 6.1(a), such payments shall be made the later of thirty (30) days after such payments are requested or ten (10) days before the requesting party is required to pay the related Tax liability.

(e) Procedures Relating to Tax Indemnification.

(i) If a written notice of a pending audit or assessment by any Taxing authority (a “Tax Claim”) is received by one party (together with its Affiliates, the “Tax Indemnified Party”), which, if successful, might result in an indemnity payment pursuant to this

Section 6.1 by the other party (together with its Affiliates, the “Tax Indemnifying Party”), the Tax Indemnified Party shall notify the Tax Indemnifying Party in writing of the Tax Claim within ten (10) Business Days of the receipt of such written notice in detail sufficient to apprise the Tax Indemnifying Party of the nature of the Tax Claim. If the Tax Indemnified Party fails to give the notice as required by the preceding sentence (a “Tax Notice”), the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party is materially prejudiced as a result of such failure. The Tax Indemnifying Party may discharge its indemnification obligation under this Section 6.1 by paying to the Tax Indemnified Party all amounts required to be paid by it under this Section 6.1.

(ii) The Tax Indemnifying Party shall have the right to represent the Company’s interests in any audit or administrative or court proceeding relating to a Tax Claim relating to Tax liabilities for which it would be required to make an indemnity payment pursuant to this Section 6.1, provided, however, that in cases where a Tax Notice has been provided in accordance with Section 6.1(e)(i), the Tax Indemnifying Party shall have no right to represent the Company’s interests in any such audit or administrative or court proceeding unless it shall have first notified the Tax Indemnified Party in writing of the Tax Indemnifying Party’s intention to do so and the identity of counsel, if any, chosen by the Tax Indemnifying Party in connection therewith and acknowledged to the Tax Indemnified Party that, as between the parties, it is liable under this Section 6.1 for any Tax liability resulting from such Tax Claim; provided, further, that the Tax Indemnifying Party shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Claim relating to Taxes for post-2005 Tax periods other than Taxes payable with respect to a Tax Return filed on a combined, consolidated, affiliated or unitary basis by a Company Group if the settlement would require an additional Tax payment with respect to such specific Tax Claim for a particular year in excess of $30,000 unless the Tax Indemnifying Party shall have first obtained the prior written consent of the Tax Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed.

(iii) Subject to clauses (v) and (vi) below, the Tax Indemnified Party may assume, at its own expense, the defense of any Tax Claim relating to Taxes other than Taxes payable with respect to a Tax Return filed on a combined, consolidated, affiliated or unitary basis by a Company Group for which the Tax Indemnifying Party has liability, in the event the Tax Indemnifying Party has not assumed the defense of such claim pursuant to Section 6.1(e)(ii) by providing written notice of its intent to assume the defense of such claim to the Tax Indemnified Party within thirty (30) Business Days of the receipt of the notice required under Section 6.1(e)(i), provided, however, in such case, the Tax Indemnifying Party may, subject to clause (vii) below, assume the defense of any such Tax Claim from the Tax Indemnified Party by providing written notice to the Tax Indemnified Party and reimbursing the Tax Indemnified Party for reasonable expenses incurred in defending such Tax Claim. If the Tax Indemnifying Party does not assume the defense of any such Tax Claim pursuant to Section 6.1(e)(ii), the Tax Indemnified Party may defend the same in such manner as it may deem appropriate, including, but not limited to, settling, provided, however, that the Tax Indemnified Party shall not settle, either administratively or after the commencement of litigation, such Tax Claim without the prior written consent of the Tax Indemnifying Party which shall not be unreasonably withheld, conditioned or delayed. Nothing in this Section 6.1(e) shall be interpreted to obligate the Tax Indemnified Party to take any action in defending any Tax Claim.

(iv) Except as provided in clauses (v) and (vi) below or otherwise provided herein, in the event of a Tax Claim relating to a Straddle Period that involves issues (A) relating to a potential adjustment for which the Tax Indemnifying Party has sole liability under this Agreement but (B) that are required to be dealt with in a proceeding that also involves separate issues that could affect the Taxes of the Tax Indemnified Party for which the Tax Indemnifying Party does not have liability under this Agreement, then to the extent permitted by applicable Law or by the relevant Taxing Authority, (x) the Tax Indemnifying Party shall have the right at its expense to control the Tax Claim but only with respect to issues described in clause (A) and (y) the Tax Indemnified Party shall have the right at its expense to control the Tax Claim but only with respect to the issues described in clause (B). Notwithstanding the foregoing, to the extent the issues described in clause (A) cannot be separated from the issues described in clause (B), the party that would bear the majority of the liability if all issues were resolved unfavorably shall have the right at its expense to control the Tax Claim; provided, however, that such party shall not settle such Tax Claim without the prior written consent of the other party which shall not be unreasonably withheld, conditioned or delayed.

(v) Notwithstanding any other provision of this Agreement, the Merger Agreement or any Related Transaction Agreements to the contrary, if a non-income Tax Claim relates to any consolidated, combined, affiliated or unitary Tax Return of the Tax Indemnifying Party with respect to which there are also Tax issues unrelated to such Tax Claim, and after reasonable best efforts the parties have not been able to separate such Tax Claim and unrelated issues for resolution in separate proceedings in a manner reasonably satisfactory to the parties, then the Tax Indemnified Party shall not be entitled to participate in such Tax Claim relating to any consolidated, combined, affiliated or unitary Tax Return which includes the Tax Indemnifying Party. Notwithstanding any other provision of this Agreement, the Merger Agreement or any Related Transaction Agreements to the contrary, the Tax Indemnified Party shall not be entitled to participate in any income Tax Claim relating to any consolidated, combined, affiliated or unitary Tax Return of the Tax Indemnifying Party.

(vi) Notwithstanding any other provision of this Agreement, the Merger Agreement or any Related Transaction Agreements to the contrary, if a Tax Claim relates to any consolidated, combined, affiliated or unitary Tax Return of the Tax Indemnified Party with respect to which there are also Tax issues unrelated to the Tax Claim, and:

(1) the parties are able to separate the Tax Claim from the unrelated Tax issues, the Tax Indemnifying Party shall, subject to the conditions and other provisions in Section 6.1(e)(ii), control the Tax Claim, provided, however, that the Tax Indemnifying Party shall not settle, either administratively or after the commencement of litigation, such Tax Claim without the consent of the Tax Indemnified Party, such consent not to be unreasonably withheld, and provided, further, that the Tax Indemnified Party shall have the right, at its expense, to be present at, and participate in, any proceeding relating to such Tax Claim; or

(2) after reasonable best efforts the parties have not been able to separate the Tax Claim and unrelated Tax issues for resolution in separate proceedings in a manner reasonably satisfactory to the parties, then the Tax Indemnified Party shall control the Tax Claim; provided, however, that

(A) the Tax Indemnified Party shall (W) provide the Tax Indemnifying Party with notice reasonably in advance of any proceeding relating to such Tax Claim and (X) consult in good faith with the Tax Indemnifying Party on the resolution of the issue and on any written submissions (or the portion thereof), to the extent related solely to such Tax Claim, including providing the Tax Indemnifying Party an opportunity to review and provide comments on any such written submission, and

(B) the Tax Indemnified Party shall not settle, either administratively or after the commencement of litigation, such Tax Claim without the prior written consent of the Tax Indemnifying Party which shall not be unreasonably withheld, conditioned or delayed.

(vii) On or prior to the Closing Date, the Company shall pay to CBNA the amount of any liability for current Taxes imposed on or with respect to the Company, calculated using the principles and methodologies of the Tax Agreement, with such amount determined without giving effect to the Merger or the Related Transactions.

(f) To the extent that an indemnification obligation of one party pursuant to this Section 6.1 may overlap with another indemnification obligation of such party pursuant to this Section 6.1, the party entitled to such indemnification shall be limited to only one of such indemnification payments.

Section 6.2 Tax Returns and Refunds.

(a) CBNA shall prepare or cause to be prepared and timely file or cause to be timely filed all required Tax Returns relating to the Company for any taxable period which ends on or before the Closing Date, and in each case CBNA shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. To the extent positions, methods or elections used in preparing any such Tax Returns could reasonably be expected to materially adversely affect the Tax liability of any Buyer Indemnified Party after the Closing Date, such Tax Returns shall be prepared, and all elections with respect to such Tax Returns shall be made, to the extent permitted by Law, in a manner consistent with past practice.

(b) Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all required Tax Returns relating to the Company for Straddle Periods, and in each case Buyer shall remit or cause to be remitted any Taxes due in respect of such Straddle Period Tax Returns; provided, that with respect to any such Straddle Period Tax Returns, such Tax Returns shall be prepared, and all elections with respect to such Tax Returns shall be made, to the extent permitted by Law, in a manner consistent with past practice. Before filing any Straddle Period Tax Return, Buyer shall submit to CBNA a draft of such Tax Return for review and approval at least thirty (30) Business Days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement calculating in reasonable detail CBNA’s indemnification obligation, if any, pursuant to Section 6.1(a).

(c) If for any reason CBNA objects to any item of Buyer’s draft Straddle Period Tax Return or disagrees with Buyer’s calculation of CBNA’s indemnification obligation,

CBNA shall notify Buyer of its disagreement within fifteen (15) Business Days of receiving a copy of such Tax Return, and the parties will endeavor within the next ten (10) Business Days to resolve such dispute in good faith. If the parties cannot reach agreement regarding such dispute, such dispute shall be settled pursuant to the provisions of Section 6.5. Except in the case of a dispute resolved pursuant to Section 6.5, no Straddle Period Tax Return shall be filed without CBNA’s written consent, which shall not be unreasonably withheld, delayed or conditioned. If CBNA agrees with Buyer’s calculation of its indemnification obligation, or once any disputes with respect to such indemnification obligation are resolved, CBNA shall pay to Buyer the amount of CBNA’s indemnification at the time specified in Section 6.1(d).

(d) With respect to Taxes for Straddle Periods, to the extent that payments, if any, made by CBNA, its Affiliates or the Company prior to the Closing Date to a Taxing authority are greater than CBNA’s allocable portion of such Straddle Period Taxes as determined pursuant to Section 6.1(a), Buyer shall pay to CBNA the amount of such excess within ten (10) Business Days after filing such Straddle Period Tax Return.

(e) Any refunds or credits of Taxes of the Company plus any interest received with respect thereto from the applicable Taxing authority for any Taxable period ending on or before the Closing Date shall be for the account of CBNA and, if received by Buyer or any of its Affiliates or applied against the liability for Taxes of Buyer or any of its Affiliates, shall be paid by Buyer to CBNA within ten (10) Business Days after Buyer or any of its Affiliates receives such refund or after the relevant Tax Return is filed in which the credit is so applied. Any other refund or credit of Taxes of the Company plus any interest received with respect thereto from the applicable Taxing authority shall be for the account of Buyer and, if received by CBNA or any of its Affiliates or applied against the liability for Taxes of CBNA or any of its Affiliates, shall be paid by CBNA to Buyer within ten (10) Business Days after CBNA or any of its Affiliates receives such refund or after the relevant Tax Return is filed in which the credit is so applied. Any refunds or credits of Taxes of the Company for any Straddle Period shall be apportioned between CBNA and Buyer in the same manner as the liability for such Taxes is apportioned pursuant to Section 6.1.

(f) With respect to any refund or credit to which one party is entitled pursuant to Section 6.2(e) (the “Refund Recipient”), (i) at the request of the Refund Recipient, the other party (the “Refund Payor”) shall and shall cause its relevant Affiliates to file for and obtain any refunds or credits to which the Refund Recipient is entitled under this Article VI and (ii) any payment to the Refund Recipient shall be net of any additional amounts of Taxes that are imposed on the Refund Payor or any of its Affiliates as a result of the Refund Payor or its Affiliate filing for such refund or credit, and taking into account the obligation of the Refund Payor to make the payment to the Refund Recipient hereunder; provided, however, that the Refund Payor shall not be obligated to file for or obtain any refund or credit pursuant to this Section 6.2(f) if, in the reasonable judgment of the Refund Payor, doing so would have a material adverse effect on the Refund Payor or any of its Affiliates for which the Refund Recipient has not provided to the Refund Payor indemnification in a manner reasonably satisfactory to the Refund Payor and the Refund Payor provides the Refund Recipient written notice containing reasonable detail describing such material adverse effect.

Section 6.3 Conveyance Taxes. CBNA and Buyer shall each be responsible for and shall pay fifty (50) percent of all Conveyance Taxes. Buyer and CBNA shall be responsible for jointly preparing and timely filing any Tax Returns required with respect to any such Conveyance Taxes. CBNA and Buyer will provide to one another a true copy of each such Tax Return as filed and evidence of the timely filing thereof.

Section 6.4 Section 338(h)(10) Election.

(a)

(i) With respect to the sale and acquisition of the Company pursuant to the Merger Agreement, Buyer and CBNA shall, in the manner described herein, make an election under section 338(h)(10) of the Code (the “Election”). At least ten (10) days prior to the Closing Date, CBNA and Buyer shall agree on the form and content of the IRS Form 8023 (the “Form 8023”) on which such Election under section 338(h)(10) shall be made, and at or prior to the Closing CBNA shall deliver to Buyer and Buyer shall deliver to CBNA properly executed and mutually agreed upon Form 8023 with respect to the Company containing information then available, which CBNA shall file or cause to be filed with the Internal Revenue Service not later than thirty (30) days following the Closing Date.

(ii) With respect to the Election, at the reasonable request of the other party CBNA and Buyer shall, and shall cause their respective Affiliates to, as promptly as practicable following such request, take the actions reasonably requested that are not specifically provided for in this Section 6.4 otherwise (including filing such forms, returns, elections, schedules and other documents as may be requested) to effect, perfect and preserve a timely Election in accordance with the provisions of section 338 of the Code and applicable Treasury Regulations. Neither party shall be obligated to make any such request.

(iii) At the reasonable request of the other party CBNA and Buyer shall, and shall cause their respective Affiliates to, as promptly as practicable following such request, cooperate with each other to make a valid election under one or more specified provisions of state or local law similar to the Election.

(iv) CBNA, Buyer and their respective Affiliates shall report the sale and acquisition, respectively, of the stock of the Company pursuant to the Merger Agreement as a “qualified stock purchase,” within the meaning of section 338(d)(3) of the Code and applicable Treasury Regulations consistent with the Election made under section 338(h)(10) of the Code and shall take no position to the contrary thereto in any income Tax Return, in any proceeding before any Taxing authority or otherwise for any income Tax purpose.

(b) To the extent permissible by or required by Law, CBNA, Buyer and their respective Affiliates shall, at the request of the other, cooperate in the preparation and timely filing of any corrections, amendments or supplements to the Form 8023 (including Form 8883).

(c) Neither CBNA, Buyer nor any of their respective Affiliates shall take any action to modify any of the forms or reports (including any corrections, amendments or supplements thereto) that are required for the making of the Election after their execution or to modify or revoke the Election under section 338(h)(10) of the Code following the filing of the Form 8023 by CBNA without the written consent of CBNA and Buyer, as the case may be.

(d) Allocation.

(i) In connection with the Election, within ninety (90) days after the Closing Date (or, if later, within thirty (30) days after the final determination of the Closing Adjustment Amount as defined in, and pursuant to, the Purchase Price Adjustment Agreement), Buyer shall provide (or shall cause its Affiliates to provide) to CBNA (i) a proposed allocation of its determination of the “aggregate deemed sales price” and the “adjusted grossed up basis” (each, as defined under applicable Treasury Regulations) among the assets of the Company, which allocations shall be made in accordance with Buyer’s good faith application of section 338(b) of the Code and any applicable Treasury Regulations, and (ii) a completed IRS Form 8883 (the “Form 8883”) and any additional data or materials required to be attached to Form 8883 pursuant to the Treasury Regulations promulgated under section 338 of the Code (collectively, the “Proposed Allocation”). In the event CBNA objects to the Proposed Allocation, CBNA will notify Buyer in writing within twenty (20) days of receipt of the Proposed Allocation of such objection, and the Parties will endeavor within the next fifteen (15) days to resolve such dispute in good faith.

(ii) In the event that CBNA and Buyer resolve such dispute and agree on the manner in which such allocations should be made, CBNA and Buyer (and their respective Affiliates) shall (i) be bound by the allocation determined pursuant to this paragraph for all Tax purposes, (ii) prepare and file all income Tax Returns to be filed with any Taxing authority (including Forms 8883 filed with the Parties’ respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury Regulations or the Internal Revenue Service) in a manner consistent with such allocations and (iii) take no position inconsistent with such allocations in any federal or other applicable income Tax Return, any proceeding before any Taxing authority or otherwise. In the event that any such allocation is disputed by any Taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other Party concerning resolution of such dispute.

(iii) In the event that CBNA and Buyer disagree on the manner in which such allocations should be made and do not resolve such dispute within the time provided under Section 6.4(d)(i), each party shall separately allocate the “aggregate deemed sales price” or the “adjusted grossed up basis,” as applicable, among the assets of the Company, which allocations shall be made by each party in the manner such party determines in its sole discretion is in accordance with section 338(b) of the Code and any applicable Treasury Regulations, and each party shall file its Tax Returns (including Forms 8883) consistent with such separate allocation.

(e) Notwithstanding anything in this Agreement, the Merger Agreement or the Related Transaction Agreements, to the contrary, CBNA and Buyer shall, and shall cause their respective Affiliates to, treat the transfer of assets to CBNA pursuant to the CBNA Transaction as a satisfaction by the Company, pursuant to its deemed liquidating distribution resulting from the Election by CBNA and Buyer, of amounts outstanding under the Omnibus Credit Agreement equal to the aggregate net fair market value of the assets acquired by CBNA pursuant to the CBNA Transaction as of the Closing Date.

Section 6.5 Certain Tax Return Disputes. With respect to any dispute or a disagreement under Section 6.2(c) of this Agreement between the Parties (relating to the filing of Straddle Period Tax Returns), the Parties shall cooperate in good faith to resolve such dispute between them, but if the Parties are unable to resolve such dispute, such dispute shall be resolved in accordance with the following provisions of this Section 6.5, which resolution shall be final, conclusive and binding on the Parties. The fees and expenses relating to any dispute as to the amount owed by either of the Parties shall be paid by Buyer, on the one hand, and CBNA, on the other hand, in proportion to each party’s respective liability for the portion in dispute, as determined by the accounting firm selected pursuant to the next paragraph.

In the event of any dispute or disagreement described in this Section 6.5, Buyer and CBNA shall jointly select a nationally recognized accounting firm that is not the independent auditor for either CBNA or Buyer and is otherwise neutral and impartial; provided, however, that if CBNA and Buyer are unable to select such other accounting firm within five (5) Business Days after delivery of written notice of a disagreement, either party may request the American Arbitration Association to appoint, within five (5) Business Days from the date of such request, an independent accounting firm meeting the requirements set forth above or a neutral and impartial certified public accountant with significant relevant experience.

Section 6.6 Survival of Tax Provisions. For purposes of this Agreement, and notwithstanding anything to the contrary in the Merger Agreement or in this Agreement (including Section 2.l of this Agreement), the obligations of the parties under this Article VI, and the right to commence any claim for indemnification with respect thereto, shall survive the Closing until ninety (90) days after the expiration (giving effect to any valid extensions, waivers and tolling periods) of the applicable statutes of limitation relating to the Taxes at issue. For the avoidance of doubt, this Section 6.6 shall not limit the obligation of the Tax Indemnified Party to timely notify the Tax Indemnifying Party of the Tax Claim, as provided for in Section 6.1(e)(i). If written notice of a claim (a “Designated Claim”) for indemnification shall have been provided to CBNA, on the one hand, or the Buyer, on the other hand, as the case may be, within the applicable survival period, then any provision of this Agreement that is the subject of the Designated Claim and the right to bring claims pursuant to the provisions of this Agreement that would otherwise terminate as set forth above shall survive as to the Designated Claim until such time as the Designated Claim is fully and finally resolved.

Section 6.7 Termination of Tax Sharing Agreements. Any and all Tax Sharing Agreements, to which the Company is a party, shall be terminated as of the Closing Date prior to the occurrence of the Transactions. As of the Closing Date, the Company shall not have any further rights or obligations under any such Tax Sharing Agreement.

Section 6.8 No Limitation on Payments. Notwithstanding Section 4.1 or any other provision of this Agreement to the contrary, and notwithstanding anything to the contrary in the Merger Agreement, the Related Transaction Agreements, or the Ancillary Agreements, no claim for indemnification by a Buyer Indemnified Party or CBNA or its Affiliates pursuant to this Article VI shall be subject to any threshold amount, deductible amount, or maximum liability amount (and, without limitation, shall not be subject to the Threshold or Maximum Indemnification Amount).

Section 6.9 Cooperation, Exchange of Information and Record Retention.

(a) Buyer and CBNA shall provide each other, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to provide each other, with such cooperation and information relating to the Company (including cooperation relating to any audit request) as any of them reasonably may request of another, including (i) in preparing and filing any Tax Return (including pro-forma Tax Returns), amended Tax Return or claim for refund, including maintaining and making available to each other all records necessary in connection with Taxes; (ii) in resolving all disputes and audits with respect to all Taxable periods relating to Taxes; and (iii) in connection with all other matters covered in this Article VI. Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.

(b) Buyer and CBNA recognize that the other party will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Buyer, CBNA or the Company to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, from and after the Closing Date, CBNA, Buyer and their respective Affiliates shall (i) retain and maintain all such records including all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company for taxable periods ending on or prior to the Closing Date and for the Straddle Period for the longer of (x) the ten-year period beginning on the Closing Date or (y) the full period of the applicable statute of limitations, including any extension thereof and (ii) allow the agents and representatives of each other, upon reasonable notice and at mutually convenient times to inspect, review and make copies of such records (at the expense of the party requesting the records) as CBNA and Buyer may deem reasonably necessary or appropriate from time to time. The holder of any records, books, workpapers, reports, correspondence and other similar materials shall provide the other party with written notice thirty (30) days prior to transferring, destroying or discarding the last copy of any such materials and such other party shall have the right, at its expense, to copy or take any such materials. Any information obtained under this Section 6.9(b) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(c) Neither Party nor any of its Affiliates shall be entitled to any information regarding, any access to, any right to review or any right to obtain any consolidated, combined, affiliated or unitary Tax Return which includes CBNA or Buyer, except to the extent that such information exclusively relates to the Company, and provided, however, that Buyer shall be entitled to a copy of a pro forma Tax Return for the Company for any Pre-Closing Tax Period.

(d) Tax Benefits. Notwithstanding anything in Section 6.1(a) or (b) to the contrary, Buyer shall pay to CBNA any Tax Benefit realized by Buyer from any deduction arising from the exercise of options to acquire CBNA stock held by Company Employees. Unless Buyer is required to do so by applicable Law and provides notice to CBNA, Buyer shall not, and shall cause its Affiliates not to, claim any deductions on any Tax Return that Buyer is responsible for preparing under Section 6.2 arising from the exercise of options to acquire CBNA stock held by Company Employees. If Buyer is required to do so by applicable Law, Buyer shall claim such deduction and pay to CBNA any Tax Benefit to Buyer arising from any such deduction within ten (10) days of filing the relevant Tax Return.

Section 6.10 Claims under the Agreement.

(a) The parties acknowledge and agree that indemnification with respect to certain matters including Tax matters may be addressed under more than one section or Article of this Agreement and any limitations on indemnification under one section or Article of this

Agreement shall not be interpreted to limit the availability of indemnification under another section or Article of this Agreement. This Article VI shall not be the exclusive provision for making a claim with respect to Taxes.

(b) With respect to the retention of Company records relating to Taxes, except to the extent there are provisions specific to the retention of Company records relating to Taxes in the Related Transaction Agreements or the Ancillary Agreements, Section 6.9(b) shall govern with respect to the retention of the Company records relating to Taxes.

(c) In the event of any conflict between the provisions of Section 3.1 and Section 6.1(e) (relating to Tax contests), the provisions of Section 6.1(e) shall control with respect to Tax contests.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided, that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.1):

if to Buyer:

Discover Bank

12 Read’s Way

New Castle, DE 19720

Fax: 302- 323-7393

Attention: Mike Rickert

with copies to (which shall not constitute notice):

Discover Financial Services

2500 Lake Cook Road

Riverwoods, IL 60015

Fax: 224-405-4957

Attention: Carlos Minetti

and

Discover Financial Services

2500 Lake Cook Road

Riverwoods, IL 60015

Fax: 224-405-4584

Attention: Kelly McNamara Corley

with a further copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Fax: 312-853-7036

Attention:	Paul L. Choi
Willis R. Buck, Jr.
Scott R. Williams

if to CBNA:

Citigroup Inc.

399 Park Avenue

New York, NY 10022

Fax: 212-735-2000

Attention: Michael S. Zuckert

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax: 212-735-2000

Attention:	William S. Rubenstein
Sean C. Doyle

Section 7.2 Interpretation; Certain Definitions. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions set forth in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. Other than in Section 7.4, references to a person are also to its permitted successors and assigns. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 7.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 7.4 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their legal successors and permitted assigns. Each Party shall cause any person acquiring all or substantially all of the assets of such Party, or any surviving entity in the case of any merger, consolidation or reorganization of such Party to assume upon the consummation thereof the obligations of such Party under this Agreement.

Section 7.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Ancillary Agreements, the Merger Agreement, and the Related Transaction Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that this Agreement will inure to the benefit of the Indemnified Parties.

Section 7.6 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any otherwise applicable choice or conflict of laws provision or rule.

Section 7.7 Consent to Jurisdiction.

(a) Each Party hereby irrevocably submits to the co-exclusive jurisdiction of the Delaware Chancery Court, or if such court shall not have jurisdiction, any federal or other state court of the State of Delaware, and any federal or other state court of the State of New York, for the purpose of any action or proceeding arising out of or relating to this Agreement and each Party hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any such court. Each Party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding the foregoing, each Party shall be entitled to implead (or take similar steps with respect to) any Indemnified Party into any action relating to a Third Party Claim in any other jurisdiction.

(b) Each of Buyer and CBNA irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 7.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 7.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.9 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 7.10 Specific Performance. The Parties hereby expressly acknowledge and agree that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by the other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 7.11 Amendment. This Agreement may be amended by mutual agreement of the Parties at any time. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

Section 7.12 Waiver. At any time, subject to applicable Law, each Party may (a) extend the time for the performance of any obligation or other act of the other Party, (b) waive compliance by the other Party with any agreement contained herein or (c) waive any condition to which its obligations are subject. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Buyer or CBNA in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 7.13 Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses.

Section 7.14 Maintenance of Corporate Existence. From and after the date of this Agreement until the earlier of (i) one year and one day following the payment in full of all obligations of the Securitization Trusts and the Other Securitization Trusts and (ii) the replacement of the Company as Servicer and Administrator under each of the Securitization Trusts and the Other Securitization Trusts, Buyer shall cause the Company to, and the Company shall, maintain its corporate existence.

Section 7.15 Non-Petition. Each party to this Agreement, by entering into this Agreement, hereby covenants and agrees that it shall not at any time institute against the Depositor, the Funding Note Issuer, any Securitization Trust or any Other Securitization Trust, any bankruptcy, reorganization, arrangement, insolvency, receivership or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar Law in connection with any obligations relating to this Agreement or the Related Transaction Documents.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CITIBANK, N.A.

By:	/s/ Douglas Peterson
	Name:	Douglas Peterson
	Title:	Chief Operating Officer

DISCOVER BANK

By:	/s/ Michael F. Rickert
	Name:	Michael F. Rickert
	Title:	Vice President, Chief Financial Officer and Treasurer